UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 8, 2016

Date of Report (Date of earliest event reported)

YuMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 9, 2016, YuMe, Inc., (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2016. A copy of this press release is attached hereto as Exhibit 99.5.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 8, 2016, the Board of Directors of the Company (the “Board”) approved a restructuring plan designed to reduce its operating expenses to realign the Company's cost structure with revenue. The Company anticipates that the restructuring plan will be implemented through the first quarter of 2017 and is currently expected to result in incremental fourth quarter 2016 cost savings of approximately $1.3 million. The elements of the Company’s restructuring plan include a workforce reduction and real estate consolidation.

As part of the restructuring plan, the Company expects to reduce its workforce by approximately 13 employees by the ned of 2016. The changes to the workforce may vary by country, based on local legal requirements, as appropriate. In the fourth quarter of 2016, the Company expects the workforce reduction to result in approximately $1.4 million in severance costs and all other actions under the plan to result in costs of approximately $0.1 million. The Company will continue to consider additional restructuring activities as it deems necessary.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   Effective November 9, 2016, Jayant Kadambi will no longer be Chairman of the Board and President and Chief Executive Officer of the Company. Mr. Kadambi remains a member of the Board.

In connection with Mr. Kadambi’s separation, the Company and Mr. Kadambi entered into a separation agreement and release that provides Mr. Kadambi, in exchange for signing a general release of claims in favor of the Company, with (i) a severance payment equal to $381,100 under the Company’s Executive Severance Plan (“Severance Plan”); and (ii) acceleration of 25% of his unvested equity awards and a one-year period to exercise vested options under the Severance Plan. In addition, under the Severance Plan, Mr. Kadambi will be eligible to receive up to 12 months of continued group medical and dental coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995, at the Company’s cost.

Effective November 9, 2016, James Soss will no longer be Executive Vice President, General Manager North America.

In connection with Mr. Soss’s separation, the Company and Mr. Soss entered into a separation agreement and release that provides Mr. Soss, in exchange for signing a general release of claims in favor of the Company, with a severance payment equal to $137,500. As of the separation date, Mr. Soss has no vested options available for exercise. In addition, under the Severance Plan, Mr. Soss will be eligible to receive, up to 12 months of continued group medical and dental coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995, at the Company’s cost.

Effective November 9, 2016, Hardeep Bindra will no longer be Executive Vice President, Operations.

In connection with Mr. Bindra’s separation, the Company and Mr. Bindra entered into a separation agreement and release that provides Mr. Bindra, in exchange for signing a general release of claims in favor of the Company, with a severance payment equal to $168,300 and a one-year period to exercise vested options under the Severance Plan. In addition, under the Severance Plan, Mr. Bindra will be eligible to receive up to 12 months of continued group medical and dental coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995, at the Company’s cost.

The foregoing summaries of the separation agreements do not purport to be complete and are qualified by reference to the separation agreements for each such person, which are attached to this report as Exhibits 99.1, 99.2 and 99.3.

(c)   On November 8, 2016, the Board appointed Paul T. Porrini as Interim Chief Executive Officer of the Company and appointed Michael Hudes as Executive Vice President and Chief Revenue Officer of the Company, in each case effective November 9, 2016.

Paul Porrini

Mr. Porrini, age 55, has served as General Counsel and Secretary of the Company since July 2012 and was named Executive Vice President, General Counsel and Secretary in April 2013. There are no arrangements or understandings between Mr. Porrini and any other persons pursuant to which he was selected as Interim President, Chief Executive Officer and no family relationships between Mr. Porrini and any director or executive officer of the Company. Mr. Porrini has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to working at the Company, from 2008 to 2012, Mr. Porrini served as Vice President, Deputy General Counsel and Assistant Secretary at Hewlett-Packard Company, a global provider of products, technology and software, and from 2001 to 2008 he served in a variety of other leadership roles with Hewlett-Packard Company. From 1999 to 2001, Mr. Porrini served as Senior Vice President, General Counsel and Secretary of Bluestone Software, Inc., a web application server software company that was acquired by Hewlett-Packard Company. Prior to Bluestone, Mr. Porrini held partner and associate roles at several international law firms. Mr. Porrini began his legal career as an Attorney Advisor in the Division of Corporation Finance with the Securities Exchange Commission. Mr. Porrini holds a B.S. in Quantitative Business Analysis from the Pennsylvania State University, a J.D. from the Widener University School of Law and an L.L.M. (Taxation) from the Georgetown University Law Center.

Michael Hudes

Mr. Hudes, age 55, has served as Executive Vice President, Emerging Markets of the Company since February 2010. In April 2016 he became the interim head of EU Operations of the Company. There are no arrangements or understandings between Mr. Hudes and any other persons pursuant to which he was selected as Executive Vice President, Chief Revenue Officer, and no family relationships between Mr. Hudes and any director or executive officer of the Company. Mr. Hudes has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, from 2009 to 2010, Mr. Hudes served as chief executive officer of Keystream Corporation, where he led the development of a platform for publishers and advertisers to create dynamic overlay advertising units to more effectively monetize video content. From 2008 to 2009 he served as President of Innovation Strategy and Growth for Interpublic Group Mediabrands, a global marketing network. Mr. Hudes graduated with Honors with a B.A. in Political Science from the University of Rochester.

Compensation of Mr. Hudes

On November 8, 2016, the Compensation Committee of the Board made the following determinations with respect to compensation arrangements for Mr. Hudes.

Base Salary and Bonus. Effective as of November 8, 2016, Mr. Hudes will receive an annual base salary of $336,600 and will be eligible for an annual bonus under the Company’s Cash Incentive Plan as in effect from time to time with a target amount of 40% of base salary. Both base salary and bonus are subject to annual review.

Severance Terms. Mr. Hudes remains eligible to participate in the Severance Plan.

Other Benefits. Mr. Hudes remains eligible to participate in the benefit programs generally available to senior executives of the Company.

The foregoing summary of the compensation of Mr. Hudes does not purport to be complete and is qualified in its entirety by reference to the full text of his offer letter which is filed as Exhibit 99.4 to this report.

(d) Effective November 8, 2016, the Board appointed Eric Singer as Chairman of the Board. The Board also determined that since the role of Chief Executive and Chairman are no longer combined, the position of Lead Independent Director was no longer required, and Dan Springer stepped down as Lead Independent Director. Mr. Springer remains a member of the Board and the Board’s Compensation Committee.

Item 8.01	Other Events.

The Company has scheduled an earnings call with investors on November 9, 2016, to provide financial results for the quarter ended September 30, 2016 as provided in Item 2.02 of this report. The Company hereby provides supplemental information relating to advertiser metrics attached hereto as Exhibits 99.6.

Item 9.01	Financial Statements and Exhibits.

The information included in Exhibits 99.5 and 99.6 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

(d)	Exhibits.

Exhibit Number	Description
99.1	Kadambi Separation Agreement
99.2	Soss Separation Agreement
99.3	Bindra Separation Agreement
99.4	Hudes Offer Letter
99.5	Press release dated November 9, 2016 (furnished)
99.6	Advertiser Metrics (furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Tony Carvalho

Tony Carvalho
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Signatory)

Dated: November 9, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Kadambi Separation Agreement
99.2	Soss Separation Agreement
99.3	Bindra Separation Agreement
99.4	Hudes Offer Letter
99.5	Press release dated November 9, 2016
99.6	Advertiser Metrics